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                                 March 12, 2002

Regal-Beloit Corporation
200 State Street
Beloit, WI  53511-6254

Ladies and Gentlemen :

     We have acted as counsel for Regal-Beloit Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act"), and relating to 659,985 shares of the Company's common stock, $.01 par value (the "Common Stock"), and related common share purchase rights (the "Rights"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 28, 2000, by and between the Company and Fleet National Bank (formerly BankBoston, N.A.), as Rights Agent (the "Rights Agreement").

     In connection with our representation, we have examined: (i) the Registration Statement; (ii) the Company's Articles of Incorporation and Bylaws, as amended to date; (iii) the Rights Agreement; (iv) resolutions of the Company's Board of Directors and the action of a senior executive officer of the Company relating to the authorization of the issuance of the securities subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

     2. The shares of Common Stock covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services


FOLEY & LARDNER
777 EAST WISCONSIN AVENUE, SUITE 3800
MILWAUKEE, WISCONSIN  53202-5367

TEL: 414.271.2400
FAX: 414.297.4900
WWW.FOLEYLARDNER.COM

Regal-Beloit Corporation
March 12, 2002
Page 2


performed, but not exceeding six months' service in any one case, as provided in
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

     3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

     We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                               Very truly yours,

                                                /s/ Foley & Lardner

                                               FOLEY & LARDNER